FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SECOND QUARTER RESULTS

Company updates 2011 outlook

TAMPA, Aug. 4, 2011 — TECO Energy, Inc. (NYSE:TE) today reported second quarter net income of $77.5 million, or $0.36 per share, compared to $75.5 million, or $0.35 per share, in the second quarter of 2010. There were no charges or gains in the second quarter of 2011. Results in the second quarter of 2010 were reduced by a $4.1 million charge related to early debt retirement.

Year-to-date net income and earnings per share were $129.2 million, or $0.60 per share, in 2011, compared to $131.3 million, or $0.61 per share, in the same period in 2010. There were no charges or gains in the 2011 year-to-date period. Year-to-date results in 2010 were reduced by charges of $21.2 million, primarily for early debt retirement. These are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

TECO Energy President and Chief Executive Officer John Ramil said, “We are pleased with our results this quarter, which position us to deliver the strong results we are expecting this year. Our second quarter results reflect the benefits of lower interest expense from our debt retirement actions. The Florida utilities are benefiting from continued modest improvement in the state and local economies and moderate customer growth. TECO Coal is experiencing better prices for its specialty coals and it is actively engaged in a program to identify additional specialty coal reserves on properties it controls.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP results used in this release. Non-GAAP results exclude the charges and gains described following the table. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

Results Comparisons
	3 months ended Jun. 30		6 months ended Jun. 30		12 months ended Jun. 30
(millions)	2011	2010	2011	2010	2011	2010
Net income attributable to TECO Energy	$77.5	$75.5	$129.2	$131.3	$236.9	$249.7
Non-GAAP Results	$77.5	$79.6	$129.2	$152.5	$252.2	$292.1

There were no non-GAAP adjustments in the second quarter or year-to-date periods of 2011. Second quarter 2010 non-GAAP results excluded $4.1 million of early debt retirement

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charges that represented premiums and costs associated with the early retirement of $100 million of TECO Energy notes due in 2011. In addition to the second quarter charge, year-to-date 2010 non-GAAP results also excluded $16.2 million of early debt retirement charges and the final $0.9 million of 2009-related restructuring charges recorded in the first quarter of 2010. The $16.2 million charge represents premiums and costs associated with the early retirement of TECO Energy and TECO Finance notes. (See the Results Reconciliation table.)

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information	3 months ended Jun. 30		6 months ended Jun. 30		12 months ended Jun. 30

(millions)	2011	2010	2011	2010	2011	2010
Net Income (loss)
Tampa Electric	$58.4	$56.8	$90.0	$104.9	$193.9	$198.4
Peoples Gas System	5.9	5.1	20.6	23.0	31.7	39.0
TECO Coal	15.8	20.7	24.0	37.5	39.5	56.7
TECO Guatemala	5.6	10.6	11.9	21.0	32.6	38.4
Parent & other	(8.2)	(17.7)	(17.3)	(55.1)	(60.8)	(82.8)
Net income attributable to TECO Energy	$77.5	$75.5	$129.2	$131.3	$236.9	$249.7

Operating Company Results:

All amounts included in the operating company and Parent & other results discussions below are after tax, unless otherwise noted.

Due to an accounting rule change related to variable interest entities , effective Jan. 1, 2010, the San José and Alborada power stations at TECO Guatemala were consolidated in the financial statements of TECO Energy. Prior periods have not been restated to reflect this change, which did not affect net income.

Tampa Electric

Tampa Electric reported net income for the second quarter of $58.4 million, compared with $56.8 million for the same period in 2010. Results for the quarter reflected a 0.7% higher average number of customers, higher earnings on nitrogen oxide (NOx) control projects, and lower operations and maintenance expenses.

Total degree days in Tampa Electric’s service area were 12% above normal, but essentially in line with the second quarter of 2010. Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing cycle measurement, decreased 2.3% in the second quarter of 2011 compared to the same period in 2010. The quarterly energy sales shown on the statistical summary that accompanies this earnings release reflect the energy sales based on the timing of billing cycles, which can vary period to period. Lower retail energy sales were driven primarily by lower sales to industrial-phosphate customers due to increased self-generation capacity, and the operation of a generating unit in 2011 by an industrial-phosphate customer in 2011, who had experienced an outage in 2010.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost recovery clauses, decreased $5.3 million, reflecting higher generating

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system maintenance expenses, which were more than offset by lower accruals for performance-based incentive compensation for all employees. Depreciation and amortization expense increased $1.0 million due to additions to facilities to serve customers.

Year-to-date net income was $90.0 million, compared with $104.9 million in the 2010 period, driven primarily by lower energy sales due to milder winter weather than the record cold 2010 winter season, partially offset by 0.7% higher average number of customers, lower operations and maintenance expenses, and higher earnings on NOx control projects.

Total degree days in Tampa Electric’s service area were 9% above normal, but 9% below the prior year-to-date period. Pretax base revenue was $25 to $30 million lower than in 2010, primarily reflecting the milder weather and the voluntary conservation that typically occurs during periods without extreme weather.

In the 2011 year-to-date period, total net energy for load declined 6.5% compared to the same period in 2010. The year-to-date energy sales shown on the statistical summary that accompanies this earnings release reflect the higher sales associated with the late December 2010 cold weather that are included in 2011 billed sales. Lower retail energy sales were driven primarily by milder winter weather and lower sales to industrial-phosphate customers, due to the factors described above. Sales to commercial and industrial-other customers reflect the modest improvements in the Florida economy experienced by certain customers, primarily medical facilities and certain manufacturers.

Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses, decreased $7.7 million. Higher spending on generating unit maintenance was more than offset by lower accruals of performance-based incentive compensation for all employees.

Compared to the 2010 year-to-date period, depreciation and amortization expense increased $2.2 million, reflecting the additions to facilities to serve customers discussed above.

Peoples Gas

Peoples Gas reported net income of $5.9 million for the second quarter, compared to $5.1 million in the same period in 2010. Quarterly results reflect a 0.6% higher average number of customers, lower sales to residential customers due to mild spring weather and increased sales volumes to interruptible industrial customers due to the operation of several higher-usage customers that were idle in the 2010 period. Non-fuel operations and maintenance expense decreased slightly due to lower accruals of performance-based incentive compensation for all employees, partially offset by $2.1 million of expenses related to the defense of environmental contamination claims. Results in the 2010 quarter included a $2.4 million provision related to potential earnings above the top of the allowed return on equity (ROE) range as a result of the unprecedented cold winter weather in 2010, and Peoples Gas expectation that it would earn above the top of its allowed ROE range of 9.75% to 11.75%. Results also reflect increased depreciation expense due to routine plant additions.

Peoples Gas reported net income of $20.6 million for the year-to-date period, compared to $23.0 million in the same period in 2010. Results reflect a 0.7% higher average number of customers, but lower usage by residential and commercial customers due to milder weather in the first quarter compared to the unusually cold winter weather in 2010. Increased sales volumes to industrial customers reflect the operation of several higher-usage customers that were idle in the 2010 period. Gas transported for power generation customers increased over the 2010 year-to-date period due to lower natural gas prices that made it more economical to use natural gas for power generation. Non-fuel operations and maintenance expense was

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essentially unchanged from the 2010 period, driven primarily by the same factors as in the second quarter.

TECO Coal

TECO Coal achieved second quarter net income of $15.8 million on sales of 2.1 million tons, compared to $20.7 million on sales of 2.4 million tons in the same period in 2010. Results in 2010 included a $2.0 million benefit from the settlement of state income tax issues recorded in prior years.

In 2011, results reflect an average net per-ton selling price, excluding transportation allowances, of slightly more than $89 per ton, almost 16% higher than in 2010, and above prior guidance due to a sales mix that was more heavily weighted to metallurgical and PCI coal. In the second quarter of 2011, the all-in total per-ton cost of production increased to $79 per ton, which is above the cost guidance range previously provided. Cost of production in the second quarter was driven by higher contract miner costs, higher costs of all supplies that are oil- related such as conveyor belts and tires, and lower productivity due to adverse weather. TECO Coal’s effective income tax rate in the second quarter of 2011 was 24%, the same as the 2010 period.

TECO Coal recorded year-to-date net income of $24.0 million on sales of 4.1 million tons in 2011, compared to $37.5 million on sales of 4.6 million tons in the 2010 period. In 2010, year-to-date net income included a $5.3 million benefit from the settlement of state income tax issues recorded in prior years. The year-to-date sales mix was driven by the same factors as in the second quarter. The 2011 year-to-date average net per-ton selling price was $85 per ton and the all-in total per-ton cost of production was approximately $78 per ton. TECO Coal’s effective income tax rate was 22%, compared to 23%, excluding the effect of the state income tax settlements discussed above, in the 2010 year-to-date period.

TECO Coal’s year-to-date cost of production includes $0.35 per ton of costs associated with core drilling and exploration activities in an ongoing program to identify additional specialty coal (metallurgical and PCI) reserves on properties already under its control. These activities to identify incremental specialty coal reserves are in support of TECO Coal’s efforts to grow specialty coal sales to 50% of the sales mix within two years.

TECO Guatemala

TECO Guatemala reported second quarter net income of $5.6 million in 2011, compared to $10.6 million in the 2010 period. Year-to-date 2011 net income was $11.9 million, compared to $21.0 million in the 2010 period. Results in the 2011 quarter reflect no earnings from DECA II (sold in October 2010), which were $4.8 million and $8.0 million in the 2010 quarter and year-to-date periods, respectively, and $1.7 million and $3.5 million lower capacity payments in the 2010 quarter and year-to-date periods, respectively, related to the Alborada Power Station contract extension, which became effective September 2010. Results at the San José Power Station also reflect normal capacity payments compared to 2010 when the payments were reduced for a portion of the quarter due to unplanned outages in 2009, higher prices for spot energy sales, and lower interest expense due to lower rates on the non-recourse debt.

Parent & other

The cost for Parent & other in the second quarter of 2011 was $8.2 million, compared to a cost of $17.7 million in the same period in 2010. There were no non-GAAP adjustments in

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2011. Results in 2011 reflect $3.5 million lower interest expense as a result of the 2011 debt retirements and the 2010 debt restructuring and retirement actions. In 2010, the non-GAAP cost for Parent & other was $13.6 million, excluding the $4.1 million charge for parent debt retirement. Results in 2010 also included a $0.7 million negative valuation adjustment to foreign tax credits based on estimated foreign source income and projected timing of the utilization of the net operating loss (NOL) carry forwards.

The year-to-date Parent & other cost was $17.3 million in 2011, compared to $55.1 million in the 2010 period. There were no non-GAAP adjustments in 2011. Results in 2011 reflect $7.3 million lower interest expense as a result of the 2011 debt retirements and the 2010 debt restructuring and retirement actions. The 2010 year-to-date non-GAAP cost was $33.9 million, which excluded $20.3 million of debt retirement charges and $0.9 million of final restructuring charges. In 2010, the year-to-date cost for Parent & other also included negative valuation adjustments to foreign tax credits totaling $5.9 million, and a $1.1 million charge to adjust deferred tax balances related to the Medicare Part D subsidies as a result of the Patient Protection and Affordable Care Act enacted in the first quarter. (See the Results Reconciliation table.)

Cash and Liquidity

The table below sets forth the June 30, 2011, consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

Balances as of June 30, 2011

(millions)	Consolidated	Tampa Electric Company	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	32.7	7.7	—	25.0

Available credit facilities	642.3	467.3	—	175.0
Cash and short-term investments	61.8	10.9	28.3	22.6

Total liquidity	$704.1	$478.2	$28.3	$197.6

2011 Guidance and Business Drivers Update

Based on strong year-to-date actual results and expectations for the remainder of the year consistent with prior guidance, TECO Energy is maintaining its 2011 earnings per share guidance range of $1.25 to $1.40, excluding charges and gains, and is updating its business drivers as discussed below.

Tampa Electric and Peoples Gas expect to earn their respective allowed returns on equity authorized in their 2009 base rate proceedings. Tampa Electric expects customer growth to continue to be in line with the trends experienced in 2010; however, due to the unusual weather experienced in 2010, it expects lower energy sales in 2011 assuming normal weather. In 2010, weather added between $30 and $40 million to pretax base revenue at Tampa Electric. Also in 2010, Tampa Electric reduced base revenue $24 million as a one-time item under its regulatory agreement approved by the FPSC.

TECO Coal now expects 2011 sales of between 8.2 and 8.5 million tons at an average selling price across all products of more than $88 per ton, which is $1 per ton higher than at the

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time guidance was originally provided, due to a higher percentage of specialty coal sales. The lower coal sales are driven by the year-to-date delays in mine plan approvals by regulatory authorities and the availability of contract miners. All of the expected 2011 sales are under contract. The selling price will average more than $90 per ton over the remainder of the year due to the completion of shipments of tons to European customers under contracts signed in 2010 in the first quarter. The 2011 product mix is expected to be about 45% specialty coal, which includes stoker, metallurgical and PCI coals, and the remainder utility steam coal. The cost of production is now expected to be at the high end of the previously provided cost range of $74 and $78 per ton, due to higher contract miner costs, higher safety related costs, higher royalties and severance costs, which are a function of selling price, and higher surface mining cost, primarily due to longer hauling distances as a result of delays in the issuance of permits. TECO Coal’s effective income tax rate is expected to be about 25% for the full year.

The guidance assumes normal operations for the Alborada and San José power stations in Guatemala. TECO Guatemala extended the power sales contract for the Alborada Power Station for five years at rates approximately 55%, or $7.0 million after tax on an annual basis, below the previous contract level effective Sept. 14, 2010. TECO Guatemala’s results will reflect the absence of earnings from DECA II, which was sold in October 2010. Prior to the sale, DECA II contributed $13.1 million to 2010 net income at TECO Guatemala.

Parent & other interest cost in 2011 will reflect the December 2010 early retirement of $236 million of TECO Energy and TECO Finance notes due in 2012, and the repayment of $64 million of notes at maturity on May 1, 2011.

This guidance is provided in the form of a range to allow for varying outcomes with respect to important variables, such as the strength of the economic and housing market recovery in Florida, weather and customer usage at the Florida utilities, and margins at TECO Coal.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

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Results Reconciliation	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2011	2010	2011	2010	2011	2010
GAAP net income	$77.5	$75.5	$129.2	$131.3	$236.9	$249.7

Add parent debt extinguishment	—	4.1	—	20.3	13.2	20.3
Add restructuring charges	—	—	—	0.9	—	16.7
Exclude gain on sale of DECA II	—	—	—	—	(21.0)	—
Add taxes on repatriated cash	—	—	—	—	24.9
Exclude recovery of fees related to McAdams Power Station sale	—	—	—	—	(1.8)	—
Add valuation adjustment on auction rate securities	—	—	—	—	—	0.2
Add Tampa Electric project development costs	—	—	—	—	—	5.2

Total charges and gains	—	4.1	—	21.2	15.3	42.4

Non-GAAP results	$77.5	$79.6	$129.2	$152.5	$252.2	$292.1

(1)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community to discuss its second quarter results and outlook for the remainder of 2011 at 9:00 am Eastern time, Thursday, Aug. 4, 2011. The Webcast will be accessible through the link on TECO Energy’s website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Website, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating

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costs at Tampa Electric and Peoples Gas; the effect of extreme weather conditions or hurricanes; operating conditions, commodity prices, operating cost and environmental or safety rule changes affecting the production levels and margins at TECO Coal; conditions affecting TECO Coal’s ability to identify and develop additional specialty coal reserves and /or increase specialty coal sales; fuel cost recoveries and related cash at Tampa Electric; natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; and changes in the U.S. federal tax code on earnings from foreign investments that could reduce earnings. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2010.

Summary Information as of Jun. 30, 2011

	3 months ended		6 months ended		12 months ended
(millions except per share amounts)	2011	2010	2011	2010	2011	2010
Revenues	$885.7	$898.8	$1,681.8	$1,811.1	$3,358.7	$3,472.5

Net income attributable to TECO Energy	$77.5	$75.5	$129.2	$131.3	$236.9	$249.7

Earnings per share attributable to TECO Energy—basic	$0.36	$0.35	$0.60	$0.61	$1.10	$1.17

Earnings per share attributable to TECO Energy—diluted	$0.36	$0.35	$0.60	$0.61	$1.10	$1.16
Average common shares outstanding—basic	213.6	212.5	213.3	212.4	213.1	212.2
Average common shares outstanding—diluted	215.2	214.7	215.1	214.5	214.9	214.2

Contact:	News Media: Cherie Jacobs—(813) 228-4945
Investor	Relations: Mark Kane—(813) 228-1772
Internet:	http://www.tecoenergy.com

JUNE 2011

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission. The attached financial statements include the results of operations, financial position and cash flows for two power generation projects in Guatemala, previously reflected as unconsolidated affiliates, that were reconsolidated effective January 1, 2010 in accordance with new accounting guidance.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,		Twelve Months Ended Jun. 30,
(millions except share data)	2011	2010	2011	2010	2011	2010
Revenues
Regulated electric and gas	$656.5	$665.2	$1,243.6	$1,371.7	$2,544.6	$2,704.1
Unregulated	229.2	233.6	438.2	439.4	814.1	768.4

Total revenues	885.7	898.8	1,681.8	1,811.1	3,358.7	3,472.5

Expenses
Regulated operations
Fuel	194.2	185.4	339.1	349.4	738.6	805.1
Purchased power	43.9	49.1	71.1	106.3	144.3	185.7
Cost of natural gas sold	54.1	59.4	136.1	175.4	245.2	278.9
Other	82.1	96.5	160.4	184.4	346.1	345.1
Operation other expense
Mining related costs	130.7	137.6	254.7	255.2	482.2	484.4
Guatemalan power generation	22.7	17.7	42.8	32.9	75.0	39.0
Other	1.7	1.5	3.1	3.1	6.5	5.8
Maintenance	48.5	47.8	97.3	92.5	189.5	181.5
Depreciation and amortization	81.2	77.9	161.0	154.9	319.0	301.8
Restructuring charges	0.0	0.0	0.0	1.5	0.0	27.1
Recoveries from previously impaired assets	0.0	0.0	0.0	0.0	(2.9)	0.0
Taxes, other than income	55.5	56.0	114.2	116.7	224.9	224.9

Total expenses	714.6	728.9	1,379.8	1,472.3	2,768.4	2,879.3

Income from operations	171.1	169.9	302.0	338.8	590.3	593.2

Other income (expense)
Allowance for other funds used during construction	0.3	0.3	0.6	1.3	1.1	4.7
Other income	1.5	2.2	3.0	5.6	54.8	8.9
Loss on debt extinguishment	0.0	(6.6)	0.0	(33.0)	(22.5)	(33.0)
Income from equity investments	0.0	4.2	0.0	6.9	3.4	32.0

Total other income	1.8	0.1	3.6	(19.2)	36.8	12.6

Interest charges
Interest expense	51.3	58.4	104.1	118.3	218.2	234.8
Allowance for borrowed funds used during construction	(0.1)	(0.2)	(0.3)	(0.8)	(0.6)	(3.0)

Total interest charges	51.2	58.2	103.8	117.5	217.6	231.8

Income before provision for income taxes	121.7	111.8	201.8	202.1	409.5	374.0
Provision for income taxes	44.1	36.1	72.5	70.4	172.2	123.9

Net income	77.6	75.7	129.3	131.7	237.3	250.1
Less: Net income attributable to noncontrolling interest	(0.1)	(0.2)	(0.1)	(0.4)	(0.4)	(0.4)

Net income attributable to TECO Energy	$77.5	$75.5	$129.2	$131.3	$236.9	$249.7

Average common shares outstanding—basic (millions)	213.6	212.5	213.3	212.4	213.1	212.2
Average common shares outstanding—diluted (millions)	215.2	214.7	215.1	214.5	214.9	214.2

Earnings per average common share outstanding:
Earnings per share attributable to TECO Energy—basic	0.36	0.35	0.60	0.61	1.10	1.17
Earnings per share attributable to TECO Energy—diluted	0.36	0.35	0.60	0.61	1.10	1.16

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Jun. 30, 2011	Dec. 31, 2010
Assets
Current assets
Cash and cash equivalents	$61.8	$67.5
Short-term investments	0.0	14.8
Receivables	335.4	333.4
Inventories at average cost
Fuel	150.6	169.5
Materials and supplies	83.2	78.1
Current derivative assets	3.2	2.7
Income tax receivables	0.1	0.4
Prepayments and other current assets	32.0	28.5
Current regulatory assets	43.9	62.7

Total current assets	710.2	757.6

Property, plant and equipment
Utility plant in service
Electric	6,594.6	6,558.9
Gas	1,135.3	1,115.0
Construction work in progress	243.8	212.4
Other property	413.7	398.5

Property plant and equipment at original cost	8,387.4	8,284.8
Accumulated depreciation	(2,528.9)	(2,443.8)

Total property, plant and equipment, net	5,858.5	5,841.0

Other assets
Deferred income taxes	0.0	57.3
Long-term regulatory assets	331.9	341.9
Investment in unconsolidated affiliates	0.0	0.0
Goodwill	55.4	55.4
Long-term derivative assets	0.6	0.2
Deferred charges and other assets	141.4	141.2

Total other assets	529.3	596.0

Total assets	$7,098.0	$7,194.6

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$121.9	$67.1
Non-recourse	11.2	11.2
Notes payable	32.0	12.0
Accounts payable	238.2	281.5
Other current liabilities	18.2	18.2
Customer deposits	158.2	156.5
Current derivative liabilities	12.6	27.2
Interest accrued	43.5	42.4
Taxes accrued	48.2	26.2
Current regulatory liabilities	103.0	110.0

Total current liabilities	787.0	752.3

Other liabilities
Deferred income taxes	14.9	0.0
Investment tax credits	10.2	10.4
Long-term regulatory liabilities	632.2	630.8
Long-term derivative liabilities	1.5	2.6
Deferred credits and other liabilities	486.9	479.8
Long-term debt, less amount due within one year
Recourse	2,921.2	3,114.6
Non-recourse	27.9	33.5

Total other liabilities	4,094.8	4,271.7

Total Liabilities	4,881.8	5,024.0
Capital
Common equity	215.7	214.9
Additional paid in capital	1,546.8	1,542.0
Retained earnings	468.8	430.0
Accumulated other comprehensive loss	(15.5)	(17.2)

TECO Energy stockholders’ equity	2,215.8	2,169.7
Noncontrolling interest	0.4	0.9
Total capital	2,216.2	2,170.6

Total liabilities and capital	$7,098.0	$7,194.6

Book Value Per Share	$10.27	$10.10

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,		Twelve Months Ended Jun. 30,
(millions)	2011	2010	2011	2010	2011	2010
Cash flows from operating activities
Net income	$77.6	$75.7	$129.3	$131.7	$237.3	$250.1
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	81.2	77.9	161.0	154.9	319.0	301.8
Deferred income taxes	41.8	36.3	69.0	72.6	159.3	125.6
Investment tax credits, net	(0.1)	(0.1)	(0.2)	(0.2)	(0.4)	(0.4)
Allowance for other funds used during construction	(0.3)	(0.3)	(0.6)	(1.3)	(1.1)	(4.7)
Non-cash stock compensation	2.2	1.7	4.2	3.4	8.1	9.0
Loss / (Gain) on sales of business / assets, pretax	(0.2)	(0.2)	(0.3)	(0.6)	(39.3)	1.9
Noncash debt extinguishment, pretax	0.0	0.0	0.0	0.9	1.3	0.9
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	0.0	1.5	0.0	(1.2)	8.1	(5.8)
Deferred recovery clause	(20.6)	5.0	6.3	12.9	48.4	66.2
Receivables, less allowance for uncollectibles	(38.1)	(11.6)	(2.0)	(70.0)	24.1	(37.7)
Inventories	9.7	(14.5)	13.8	(36.9)	9.2	(16.5)
Prepayments and other current assets	(5.4)	(5.4)	(3.5)	(2.8)	(2.0)	(3.4)
Taxes accrued	12.6	7.5	22.3	27.2	0.0	0.2
Interest accrued	(17.3)	(22.6)	4.6	3.9	(5.4)	1.0
Accounts payable	16.5	32.7	(34.6)	39.4	(22.9)	10.3
Other	(2.7)	2.6	17.5	(6.3)	(20.1)	25.7

	156.9	186.2	386.8	327.6	723.6	724.2

Cash flows from investing activities
Capital expenditures	(107.3)	(132.2)	(200.2)	(275.1)	(414.9)	(547.1)
Allowance for other funds used during construction	0.3	0.3	0.6	1.3	1.1	4.7
Net proceeds from sale of business / assets	0.3	0.5	2.9	0.9	185.2	3.4
Net cash increase from consolidation	0.0	0.0	0.0	24.1	0.0	24.1
Restricted cash	0.0	0.0	0.0	0.0	0.0	0.4
Contributions to unconsolidated affiliates	0.0	(0.7)	0.0	(1.3)	(0.4)	(1.4)
Other investments	0.0	0.0	14.4	0.8	(0.4)	7.3

	(106.7)	(132.1)	(182.3)	(249.3)	(229.4)	(508.6)

Cash flows from financing activities
Dividends	(46.3)	(44.0)	(90.4)	(86.7)	(178.4)	(172.3)
Proceeds from sale of common stock	3.6	1.9	5.4	3.0	10.3	5.7
Proceeds from long-term debt	0.0	0.0	0.0	543.5	117.7	645.6
Repayment of long-term debt / Purchase in lieu of redemption	(66.6)	(205.2)	(144.6)	(507.6)	(434.2)	(513.1)
Dividend to noncontrolling interest	(0.6)	0.0	(0.6)	(0.7)	(0.6)	(0.7)
Net increase / (decrease) in short-term debt	32.0	59.0	20.0	22.0	(45.0)	(111.0)

	(77.9)	(188.3)	(210.2)	(26.5)	(530.2)	(145.8)

Net increase (decrease) in cash and cash equivalents	(27.7)	(134.2)	(5.7)	51.8	(36.0)	69.8
Cash and cash equivalents at beginning of period	89.5	232.0	67.5	46.0	97.8	28.0

Cash and cash equivalents at end of period	$61.8	$97.8	$61.8	$97.8	$61.8	$97.8

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

		Tampa	Peoples	TECO	TECO	Other &	TECO
(millions)		Electric	Gas	Coal	Guatemala	Eliminations	Energy
Three months ended Jun. 30,
2011	Revenues—outsiders	$546.1	$110.4	$191.3	$36.1	$1.8	$885.7
	Sales to affiliates	0.4	0.8	—	—	(1.2)	—

	Total revenues	546.5	111.2	191.3	36.1	0.6	885.7
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	55.3	12.0	11.7	1.9	0.3	81.2
	Restructuring charges	—	—	—	—	—	—
	Total interest charges (2)	30.4	4.4	1.7	1.9	12.8	51.2
	Allocated interest expense (2)	—	—	1.7	1.6	(3.3)	—
	Provision (Benefit) for income taxes	36.9	3.7	5.0	3.3	(4.8)	44.1
	Net income (loss) attributable to TECO Energy (1)	$58.4	$5.9	$15.8	$5.6	$(8.2)	$77.5

2010	Revenues—outsiders	$552.8	$112.4	$200.6	$32.9	$0.1	$898.8
	Sales to affiliates	0.4	3.7	—	—	(4.1)	—

	Total revenues	553.2	116.1	200.6	32.9	(4.0)	898.8
	Equity Earnings in Unconsolidated Affiliates	—	—	—	4.8	(0.6)	4.2
	Depreciation	53.6	11.4	11.0	1.8	0.1	77.9
	Restructuring charges	—	—	—	—	—	—
	Total interest charges (2)	30.8	4.6	1.8	4.4	16.6	58.2
	Allocated interest expense (2)	—	—	1.7	3.2	(4.9)	—
	Provision (Benefit) for income taxes	33.8	3.3	4.5	2.8	(8.3)	36.1
	Net income (loss) attributable to TECO Energy (1)	$56.8	$5.1	$20.7	$10.6	$(17.7)	$75.5

Six months ended Jun. 30,
2011	Revenues—outsiders	$979.0	$264.6	$365.0	$69.7	$3.5	$1,681.8
	Sales to affiliates	0.7	2.7	—	—	(3.4)	—

	Total revenues	979.7	267.3	365.0	69.7	0.1	1,681.8
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	110.2	23.8	22.6	3.7	0.7	161.0
	Restructuring charges	—	—	—	—	—	—
	Total interest charges (2)	61.3	8.9	3.4	3.8	26.4	103.8
	Allocated interest expense (2)	—	—	3.3	3.1	(6.4)	—
	Provision (Benefit) for income taxes	56.9	13.0	6.6	6.1	(10.1)	72.5
	Net income (loss) attributable to TECO Energy (1)	$90.0	$20.6	$24.0	$11.9	$(17.3)	$129.2

2010	Revenues—outsiders	$1,077.6	$294.1	$372.6	$66.7	$0.1	$1,811.1
	Sales to affiliates	0.7	14.9	—	—	(15.6)	—

	Total revenues	1,078.3	309.0	372.6	66.7	(15.5)	1,811.1
	Equity Earnings in Unconsolidated Affiliates	—	—	—	8.0	(1.1)	6.9
	Depreciation	106.6	22.8	21.8	3.6	0.1	154.9
	Restructuring charges	—	—	—	—	1.5	1.5
	Total interest charges (2)	61.1	9.2	3.6	9.0	34.6	117.5
	Allocated interest expense (2)	—	—	3.5	6.5	(10.0)	—
	Provision (Benefit) for income taxes	61.6	14.5	6.9	6.8	(19.4)	70.4
	Net income (loss) attributable to TECO Energy (1)	$104.9	$23.0	$37.5	$21.0	$(55.1)	$131.3

Twelve months ended Jun. 30,
2011	Revenues—outsiders	$2,063.4	$481.2	$682.4	$127.4	$4.3	$3,358.7
	Sales to affiliates	1.3	6.9	—	—	(8.2)	—

	Total revenues	2,064.7	488.1	682.4	127.4	(3.9)	3,358.7
	Equity Earnings in Unconsolidated Affiliates	—	—	—	5.1	(1.7)	3.4
	Depreciation	219.5	47.0	44.3	7.4	0.8	319.0
	Restructuring charges	—	—	—	—	—	—
	Total interest charges (2)	122.9	18.0	6.6	10.6	59.5	217.6
	Allocated interest expense (2)	—	—	6.4	7.7	(14.1)	—
	Provision (Benefit) for income taxes	117.7	19.8	11.6	45.5	(22.4)	172.2
	Net income (loss) attributable to TECO Energy (1)	$193.9	$31.7	$39.5	$32.6	$(60.8)	$236.9

2010	Revenues—outsiders	$2,200.5	$503.6	$697.3	$70.9	$0.2	$3,472.5
	Sales to affiliates	1.3	20.1	—	—	(21.4)	—

	Total revenues	2,201.8	523.7	697.3	70.9	(21.2)	3,472.5
	Equity Earnings in Unconsolidated Affiliates	—	—	—	33.7	(1.7)	32.0
	Depreciation	209.7	45.2	42.7	4.0	0.2	301.8
	Restructuring charges	18.4	4.7	—	—	4.0	27.1
	Total interest charges (2)	120.4	18.4	7.3	15.5	70.2	231.8
	Allocated interest expense (2)	—	—	6.8	13.0	(19.8)	—
	Provision (Benefit) for income taxes	122.8	17.7	11.7	8.0	(36.3)	123.9
	Net income (loss) attributable to TECO Energy (1)	$198.4	$39.0	$56.7	$38.4	$(82.8)	$249.7

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 7.15% for April 2009 through June 2010, 6.50% for July 2010 through December 2010, and 6.25% for January 2011 through June 2011.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales—Kilowatt-hours*
			Percent			Percent
Three Months Ended Jun. 30,	2011	2010	Change	2011	2010	Change
Residential	$249,906	$255,735	(2.3)	2,193,119	2,133,814	2.8
Commercial	154,986	161,270	(3.9)	1,569,813	1,549,307	1.3
Industrial—Phosphate	15,486	23,510	(34.1)	182,217	271,202	(32.8)
Industrial—Other	25,346	26,836	(5.6)	274,520	275,445	(0.3)
Other sales of electricity	46,721	46,912	(0.4)	462,633	438,657	5.5

	492,445	514,263	(4.2)	4,682,302	4,668,425	0.3
Deferred and other revenues	35,931	16,545	117.2	—	—	—
Sales for resale	6,207	10,105	(38.6)	85,029	132,943	(36.0)
Other operating revenue	11,912	12,193	(2.3)	—	—	—
SO2 Allowance Sales	4	48	(91.7)	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$546,499	$553,154	(1.2)	4,767,331	4,801,368	(0.7)

Average customers	675,479	670,974	0.7	—	—	—

Retail Net Energy For Load				5,188,830	5,313,363	(2.3)

Total Degree Days				1,337	1,320	1.3

	Operating Revenues*			Sales—Kilowatt-hours*
			Percent			Percent
Six Months Ended Jun. 30,	2011	2010	Change	2011	2010	Change
Residential	$475,189	$522,876	(9.1)	4,166,979	4,363,764	(4.5)
Commercial	293,761	308,367	(4.7)	2,960,997	2,934,467	0.9
Industrial—Phosphate	31,039	45,031	(31.1)	366,546	514,910	(28.8)
Industrial—Other	48,635	50,818	(4.3)	525,888	518,169	1.5
Other sales of electricity	89,784	93,196	(3.7)	882,866	869,522	1.5

	938,408	1,020,288	(8.0)	8,903,276	9,200,832	(3.2)
Deferred and other revenues	2,102	13,275	(84.2)	—	—	—
Revenue Refund—Clause	—	—	—	—	—	—
Sales for resale	12,481	19,886	(37.2)	190,012	227,072	(16.3)
Other operating revenue	26,709	24,589	8.6	—	—	—
SO2 Allowance Sales	4	48	(91.7)	—	—	—
NOx Allowance Sales	36	206	(82.5)	—	—	—
	$979,740	$1,078,292	(9.1)	9,093,288	9,427,904	(3.5)

Average customers	674,817	670,452	0.7	—	—	—

Retail Net Energy For Load				9,304,083	9,949,507	(6.5)

Total Degree Days				1,916	2,111	(9.2)

	Operating Revenues*			Sales—Kilowatt-hours*
			Percent			Percent
Twelve Months Ended Jun. 30,	2011	2010	Change	2011	2010	Change
Residential	$1,041,361	$1,096,670	(5.0)	8,987,944	9,085,461	(1.1)
Commercial	627,430	657,913	(4.6)	6,248,020	6,245,320	0.0
Industrial—Phosphate	69,381	85,384	(18.7)	803,883	954,042	(15.7)
Industrial—Other	100,463	103,174	(2.6)	1,065,722	1,047,422	1.7
Other sales of electricity	186,424	196,997	(5.4)	1,810,337	1,843,944	(1.8)

	2,025,059	2,140,138	(5.4)	18,915,906	19,176,189	(1.4)
Deferred and other revenues	(45,533)	(26,022)	75.0	—	—	—
Provision for Revenue Stipulation	(3,008)	—	—	—	—	—
Sales for resale	34,178	37,655	(9.2)	478,459	400,756	19.4
Other operating revenue	53,946	49,839	8.2	—	—	—
SO2 Allowance Sales	4	48	(91.7)	—	—	—
NOx Allowance Sales	37	206	(82.0)	—	—	—

	$2,064,683	$2,201,864	(6.2)	19,394,365	19,576,945	(0.9)

Average customers	673,173	668,554	0.7	—	—	—

Retail Net Energy For Load				19,716,295	20,236,833	(2.6)

Total Degree Days				4,561	4,597	(0.8)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
			Percent			Percent
Three Months Ended Jun. 30,	2011	2010	Change	2011	2010	Change
By Customer Segment:
Residential	$28,657	$29,219	(1.9)	13,066	13,469	(3.0)
Commercial	32,397	34,569	(6.3)	95,045	96,212	(1.2)
Industrial	2,114	2,148	(1.6)	49,361	48,518	1.7
Off System Sales	33,367	36,021	(7.4)	69,816	72,672	(3.9)
Power generation	3,038	2,228	36.4	179,673	143,881	24.9
Other revenues	9,175	9,714	(5.5)	—	—	—

	$108,748	$113,899	(4.5)	406,961	374,752	8.6

By Sales Type:
System supply	$75,347	$81,044	(7.0)	93,099	98,075	(5.1)
Transportation	24,226	23,141	4.7	313,862	276,677	13.4
Other revenues	9,175	9,714	(5.5)	—	—	—

	$108,748	$113,899	(4.5)	406,961	374,752	8.6

Average customers	339,193	337,199	0.6	0	0	—

	Operating Revenues*			Therms*
			Percent			Percent
Six Months Ended Jun. 30,	2011	2010	Change	2011	2010	Change
By Customer Segment:
Residential	$84,694	$100,656	(15.9)	49,735	59,751	(16.8)
Commercial	77,380	84,631	(8.6)	217,419	221,498	(1.8)
Industrial	4,581	4,810	(4.8)	105,061	103,158	1.8
Off System Sales	67,106	87,343	(23.2)	142,516	155,149	(8.1)
Power generation	5,478	4,530	20.9	295,962	272,775	8.5
Other revenues	22,812	22,429	1.7	—	—	—

	$262,051	$304,399	(13.9)	810,693	812,331	(0.2)

By Sales Type:
System supply	$186,157	$229,974	(19.1)	217,741	244,199	(10.8)
Transportation	53,082	51,996	2.1	592,952	568,132	4.4
Other revenues	22,812	22,429	1.7	—	—	—

	$262,051	$304,399	(13.9)	810,693	812,331	(0.2)

Average customers	339,036	336,779	0.7	0	0	—

	Operating Revenues*			Therms*
			Percent			Percent
Twelve Months Ended Jun. 30,	2011	2010	Change	2011	2010	Change
By Customer Segment:
Residential	$143,569	$157,556	(8.9)	80,499	86,439	(6.9)
Commercial	136,523	146,338	(6.7)	403,858	401,497	0.6
Industrial	8,695	8,515	2.1	199,399	190,679	4.6
Off System Sales	142,081	152,707	(7.0)	297,039	310,903	(4.5)
Power generation	10,637	9,222	15.3	605,343	558,096	8.5
Other revenues	37,588	40,080	(6.2)	—	—	—

	$479,093	$514,418	(6.9)	1,586,138	1,547,614	2.5

By Sales Type:
System supply	$341,967	$379,114	(9.8)	424,566	451,008	(5.9)
Transportation	99,538	95,224	4.5	1,161,572	1,096,606	5.9
Other revenues	37,588	40,080	(6.2)	—	—	—

	$479,093	$514,418	(6.9)	1,586,138	1,547,614	2.5

Average customers	337,151	335,055	0.6	0	0	—

*	in thousands